Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service to Report Fiscal 2013 Results on September 26

Including Restatement of Fiscal Years 2012 and 2011

Virginia Beach, VA (September 20, 2013) — JTH Holding, Inc. (NASDAQ:TAX), parent company of Liberty Tax Service, announced today that it will report its earnings for fiscal 2013 along with its restated earnings for fiscal years 2012 and 2011 after the market closes on Thursday, September 26, 2013.  The Company intends to host a conference call in conjunction with its first quarter of fiscal 2014 results conference call.  At that time, the Company will discuss results from fiscal 2013, results from the first quarter of fiscal 2014 and the effects of the restatement.

As a result of the delay in filing its Quarterly Report on Form 10-Q for the first quarter of fiscal 2014, the Company has received a second letter from the NASDAQ Stock Market LLC (NASDAQ) indicating the Company was not in compliance with the continued listing requirements under NASDAQ Listing Rule 5250(c)(1).  The Company continues to expect to file both its Annual Report on Form 10-K for fiscal 2013 and the Form 10-Q for the first quarter of fiscal 2014 with the Securities and Exchange Commission by October 14, 2013, the due date for submitting a plan of compliance to NASDAQ.

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared over 12 million individual income tax returns.  Liberty also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the restatement of the Company’s historical financial statements, the filing of the Company’s Annual Report on Form 10-K and Form 10-Q and the Company’s ability to regain compliance under the NASDAQ Listing Rules.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things,  the impact of changes in our accounting practices on historical and future financial results; the consequences of any restatements of our financial statements; the timing for and results of the pending restatements; uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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